SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 23, 2003

                                    MFB CORP.

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

                               0-23374 35-1907258
           (Commission File Number) (IRS Employer Identification No.)

                             121 South Church Street
                                                             P.O. Box 528
                            Mishawaka, Indiana 46544
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (574) 255-3146




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Item 7.           Financial Statements and Exhibits.

         (c)      Exhibits

                  99.1     Press Release dated October 23, 2003.

Item 9.           Regulation FD Disclosure.

         Information Provided Under Item 12 of Form 8-K.

MFB Corp., an Indiana corporation ("Registrant"), issued a press release which was publicly disseminated on October 23, 2003 announcing its results of operations for the quarter ended September 30, 2003. A copy of the press release is furnished herewith as Exhibit 99.1. Pursuant to General Instruction B.6 of Form 8-K, this exhibit is not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, but is instead furnished as required by that instruction. Further, pursuant to SEC Release No. 34-47583, Registrant is including the foregoing Item 12 information under Item 9 because Item 12 has not yet been added to the EDGAR system.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 /s/ Thomas J Flounroy
                                   Thomas J. Flournoy, Chief Financial Officer





Dated: October 23, 2003















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Oct. 23, 2003                                   Contact: Charles J.Viater
                                                         President/CEO



             MFB Corp. ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS
                       AND QUARTERLY DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial, reported today that consolidated net income was $1,108,000, or $0.83 diluted earnings per share, for the three months ended September 30, 2003 an increase over the net income of 576,000, or $0.42 diluted earnings per share, for the three months ended September 30, 2002. MFB Corp.'s consolidated net income for the fiscal year ended September 30, 2003 was $2,400,000, or $1.80 diluted earnings per share, up from $649,000, or $0.47 diluted earnings per share, for the same period last year.

            Charles Viater, President and CEO, stated that "Although interest margins continue to be pressured by the low rate environment, non-interest related revenue has continued to grow and contributed significantly to this years results."

         Net income for the fourth quarter this year was impacted by a $465,000 ($280,000 net of tax) non-cash recovery of an impairment charge recorded during the third quarter of this year. This recovery is related to the increase in the market value of servicing rights associated with MFB Financial's $162 million mortgage loan servicing portfolio. Record low interest rate levels have significantly reduced the value of mortgage servicing portfolios throughout the mortgage banking industry which led to the $704,000 ($425,000 net of tax) charge taken in the previous quarter. Since that time rates have moderately increased. Net income for the quarter ended September 30, 2003 would have been $828,000, or $0.62 diluted earning per share, without the impairment recovery.

                   In addition, Mr. Viater announced today that the Board of Directors has declared a cash dividend of $0.11 per share of Common Stock for the quarter ended September 30, 2003, a 4.8% increase over the dividend for the same quarter last year. The dividend is payable on November 18, 2003 to holders of record on November 4, 2003.

            MFB Corp.'s net interest income before provision for loan losses for the three month period ending
September 30, 2003 totaled $2.9 million compared to $3.0 million for the same period last year. For the twelve month period ending September 30, 2003, net interest income totaled $10.7 million compared to $11.9 million for the same period last year. These reductions were the result of greater sensitivity to interest rate declines of MFB Corp.'s interest earning assets over its interest bearing liabilities.

                   The provision for loan losses for the fourth quarter ending September 30, 2003 was $100,000 compared to $450,000 for the fourth quarter last year. For the twelve months ending September 30, 2003, the provision for loan losses was $1.1 million compared to $3.4 million for the same period last year. The provision is based on several factors including the current economic environment, current and past delinquency trends, change in the character and mix of the loan portfolio, adequacy of collateral on loans and historical and estimated loan charge offs. The significantly lower provision this year for the three and twelve months ending September 30, 2003 was primarily due to liquidation and reduction of problem credits in the commercial loan portfolio. Net charge offs of $2.9 million were recorded during the year ended September 30, 2002 compared to $1.1 million this year. A total of $1.0 million of this year's charge offs were specifically provided for through previous charges to the loan loss provision.

            Other non-interest income (excluding investment securities gains and losses and the mortgage servicing impairment recovery) increased from $951,000 for the fourth quarter last year to $1.4 million for the fourth quarter this year. Significant growth occurred in deposit fees, gains on sales of mortgage loans and other fee income. Other non-interest income increased from $3.1 million for the twelve months ended September 30, 2002 to $5.2 million for the twelve months ended September 30, 2003. Significant growth occurred in deposit fees, gains on sales of mortgage loans, trust fees, insurance commissions and other fee income. Net mortgage servicing income declined significantly for both the three and twelve month periods as a result of additional amortization recorded due to increased loan payoff volume.

                   Non-interest expense increased from $2.6 million for the fourth quarter last year to $3.1 million for the fourth quarter this year. For the year ending September 30, 2003, non-interest expense increased to $11.5 million over the $10.1 million last year. Increases for both the quarter and year were due to increases in salaries and employee benefits, occupancy and equipment, and other expense. Income tax expense has increased from last year for both the three and the twelve month periods ended September 30, 2003 due to increased net income before taxes.

            MFB Corp.'s total assets of $428.6 million as of September 30, 2003 have increased 1.8% over the $421.2 million at September 30, 2002. Total loans at September 30, 2003 of $318.2 million were up slightly over the $316.4 million last year. Due to an increased volume of mortgage loan sales into the secondary market, mortgage loans declined from $148.4 million at September 30, 2002 to $133.4 million at September 30, 2003. Commercial loans increased from $140.6 million last year to $154.4 million this year. MFB Corp.'s allowance for loan losses at September 30, 2003 was 1.63% of loans, the same ratio as one year ago. The ratio of non-performing assets to loans was 1.43% at September 30, 2003 declining from 1.88% at September 30, 2002. Investment securities decreased from $53.6 million at September 30, 2002 to $40.0 million at September 30, 2003 primarily due to significant pay-downs on mortgage backed securities.

            Total deposits increased from $264.4 million last year to $292.1 million this year. Significant increases have occurred in both demand and savings deposits. Federal Home Loan Bank advances decreased from $119.2 million last year to $98.8 million this year.

             Total shareholders' equity increased from $34.0 million at September 30, 2002 to $34.3 million at September 30, 2003. Net income of $2.4 million offset by increased repurchase of the company's stock and cash dividends paid were the primary reasons for the increase. MFB Corp.'s equity to asset ratio was 7.99% at September 30, 2003 compared to 8.06% last year. The book value of MFB Corp. stock increased from $25.53 at September 30, 2002 to $26.60 at September 30, 2003.

             MFB Corp.'s wholly owned bank subsidiary, MFB Financial, provides business and retail financial services to the Michiana area through its seven banking centers in St. Joseph and Elkhart counties.

            The forgoing discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, changes in the position of banking regulators on the adequacy of the allowance for loan losses, changes in the value of the Company's mortgage servicing rights, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. MFB Corp. does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.





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

                                          MFB CORP. AND SUBSIDIARY
                                    Consolidated Balance Sheets (Unaudited)
                                        September 30, 2003 and 2002
                                          (in thousands, except share information)            Sept. 30,            Sept. 30,
                                                                                                 2003                2002
                                                                                                 ----                ----
   ASSETS
Cash and due from financial institutions                                                          $13,881            $ 13,647
Interest-bearing deposits in other financial institutions - short term                             26,476              13,935
                                                                                              -----------         -----------
      Total cash and cash equivalents                                                              40,357              27,582
Interest-bearing time deposits in other financial institutions                                      1,001                 500
Securities available-for-sale                                                                      40,029              53,585
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,471               6,308

Loans held for sale, net unrealized losses
    of $-0- at 09/30/03 and  09/30/02                                                               6,626               6,404

Loans receivable                                                                                  318,155             316,391
       Less: allowance for loan losses                                                             (5,198)             (5,143)
                                                                                               -----------             -------
          Loans receivable, net                                                                   312,957             311,248
                                                                                                 ---------            ---------

Accrued interest receivable                                                                         1,522               1,766
Premises and equipment, net                                                                         6,090               5,054
Mortgage servicing rights, net                                                                      1,373               1,616
Investment in limited partnership                                                                   2,548               2,714
Cash Surrender Value of Life Insurance                                                              5,217                   -
Other assets                                                                                        4,433               4,423

Total Assets                                                                                     $428,624            $421,200

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
            Non-interest-bearing demand deposits                                                  $26,482            $ 20,270
             Savings, NOW and MMDA deposits                                                       107,341              86,559
             Other time deposits                                                                  158,283             157,548
                                                                                                  -------             -------
                Total deposits                                                                    292,106             264,377
                                                                                                  -------             -------

      Federal Home Loan Bank advances                                                              98,790             119,215
      Loans from Correspondent Banks                                                                  300                   -
      Advances from borrowers for taxes and insurance                                               1,153               1,414
       Accrued expenses and other liabilities                                                       2,024               2,242
          Total Liabilities                                                                       394,373             387,248
Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 9/30/03 and 9/30/02
       shares outstanding: - 1,287,710 9/30/03, 1,330,049- 9/30/02                                 12,560              12,881
         Retained earnings - substantially restricted                                              31,022              29,183
      Accumulated other comprehensive income (loss),
          net of tax of $(36) -9/30/03 and $57 - 9/30/02                                             (466)               (195)
      Treasury Stock  - 401,707 common shares- 9/30/03 and
        359,368 common shares - 9/30/02, at cost                                                   (8,865)             (7,917)
                                                                                                   --------            -------
     Total shareholders' equity                                                                    34,251              33,952
                                                                                                 -----------          ---------
       Total Liabilities and Shareholders' Equity                                                $428,624            $421,200
                                                                                                 ===========         =========

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

                                                                MFB CORP. AND SUBSIDIARY
                                                       Consolidated Statements of Income (Unaudited)
                                                 Three and Twelve Months Ended September 30, 2003 and 2002
                                                      (in thousands, except per share information)


                                                       Three Months Ended                  Twelve Months Ended
                                                         September 30                            September 30
                                                      2003              2002              2003             2002

Total interest income                                 $5,730           $6,342           $22,933          $25,765

Total interest expense                                 2,808            3,339            12,244           13,829
                                                       -----            -----            ------           ------

Net interest income                                    2,922            3,003            10,689           11,936

Provision for loan losses                                100              450             1,110            3,369
                                                       -----           ------             -----           -------

Net interest income after provision for loan losses    2,822            2,553             9,579            8,567

Other non-interest income                              1,405              951             5,226            3,149
Mortgage servicing impairment recovery (charge)          465               -               (239)               -
Gain (losses) on investment securities                    -              (103)               40             (934)

Total non-interest income                              1,870              848             5,027            2,215

Total non-interest expense                             3,099            2,589            11,535           10,115
                                                       -----            -----            ------           ------

Income before income taxes                             1,593              812             3,071              667

Income tax expense                                       485              236               671               18

      Net Income                                     $ 1,108            $ 576           $ 2,400            $ 649
                                                     =======            =====           =======            =====



Basic Earnings  per common share                       $  0.87       $   0.44             $1.87           $ 0.49


Diluted Earnings  per common share                    $ 0.83         $   0.42             $1.80           $ 0.47
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